Exhibit 3.1

CERTIFICATE OF TRUST OF

MACQUARIE INFRASTRUCTURE INCOME OPPORTUNITIES FUND

THIS CERTIFICATE OF TRUST of Macquarie Infrastructure Income Opportunities Fund (the “Trust”) is being filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.            Name. The name of the trust formed hereby is Macquarie Infrastructure Income Opportunities Fund.

2.            Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is Corporation Trust Center, 1209 North Orange Street, Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.            Investment Company. The Trust intends to become a business development company subject to regulation under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of its beneficial interests.

4.             Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

MACQUARIE INFRASTRUCTURE INCOME
OPPORTUNITIES TRUSTEE LLC, as trustee of the Trust

By:	/s/ Diana Delgado
Name: Diana Delgado
Title: Authorized Person